Sales Order

Date	S.O. No.

Name / Address

1347	Project

Item	Description	Ordered	U/M	Rate	Amount

Total

Phone #	E-mail	Web Site
888.509.8901	edgar@nutrafuels.com	www.Nutrafuels.com